EXHIBIT 10.80

FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into by and between Cano Petroleum Inc., (formerly Huron Ventures, Inc.) a Delaware corporation with its principal executive offices in Fort Worth, Texas (the “Company”), and Michael J. Ricketts, an individual currently residing in Tarrant County, Texas (“Employee”), effective as of the 31st day of May, 2008 (the “Amendment Effective Date”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the below described Agreement.

WHEREAS, the Company and Employee entered into that certain Employment Agreement dated May 28th, 2004, but effective June 1, 2004, as amended by First Amendment to Employment Agreement effective as of January 1, 2006; by Second Amendment to Employment Agreement effective as of June 1, 2006; and further by Third amendment to Employment Agreement effective June 29, 2007 (the “Agreement”); and

WHEREAS, the Company and Employee now desire to amend, alter, modify and change the terms and provisions of the Agreement, as follows.

NOW THEREFORE, for and in consideration of the mutual benefits to be obtained hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Company and Employee do hereby agree to amend, alter, modify and change the Agreement, as of the Amendment Effective Date as follows:

1.  Section 2.  Term. shall be deleted in its entirety and the following substituted in place and in lieu thereof.

2.  Term.  The employment of Employee by the Company as provided in this Section will be for a term of three (3) years (the “Term”) commencing on the Effective Date and expiring at the close of business on May 31, 2011. After the Employment Term, this Agreement shall be automatically renewed for an indefinite number of successive one-year periods (a “Renewal Term”), unless either party gives written notice of its intent not to renew the Agreement no less than 30 days before the conclusion of the Term or Renewal Term, as applicable. For the purposes of this Agreement, the Term and Renewal Term(s) shall be collectively called the “Employment Period.” In the event, however, that Employee remains in the employ of the Company after the term of this Agreement without the parties having entered into a new employment agreement or extending this Agreement, then (i) the terms of this Agreement shall not be applicable, (ii) Employee shall be an employee-at-will subject to the benefits, programs, and policies of the Company then in effect, and (iii) either party may terminate the employment relationship at any time with or without cause.

Except as specifically amended, altered, modified and changed hereby and heretofore, the Agreement remains in full force and effect as originally written.

Remainder of Page Intentionally Blank

Signatures Follow

Signatures

To evidence the binding effect of the covenants and agreements described above, the parties hereto have executed this Amendment effective as of the date first above written.

THE COMPANY:

CANO PETROLEUM, INC.

By:	/s/ S. JEFFREY JOHNSON
S. Jeffrey Johnson
Chairman and Chief Executive Officer

EMPLOYEE:

By:	/s/ MICHAEL J. RICKETTS
Michael J. Ricketts